UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 12, 2024
(August 12, 2024)

Name of Registrant, State of Incorporation, Address Of Principal Executive Offices, Telephone Number, Commission File No., IRS Employer Identification No.

TXNM Energy, Inc.
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone Number - (505) 241-2700
Commission File No. - 001-32462
IRS Employer Identification No. - 85-0468296

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 40.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of exchange on which registered
TXNM Energy, Inc.	Common Stock, no par value	TXNM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective Date of Retirement of Senior Vice President and General Counsel

As previously disclosed on the Current Report on Form 8-K filed by TXNM Energy, Inc. (formerly PNM Resources, Inc.) (the “Company”) on March 27, 2024, Patrick Apodaca announced his intention to retire as Senior Vice President and General Counsel of the Company effective as of a date that is mutually agreeable between Mr. Apodaca and the Company after a suitable successor is identified. On August 12, 2024, the Company appointed Brian G. Iverson to succeed Patrick Apodaca as its General Counsel, Senior Vice President Regulatory and Public Policy, and Corporate Secretary, effective upon his commencement of employment with the Company, which is anticipated to be no later than September 16, 2024 (the “Start Date”). Having identified Mr. Iverson as Mr. Apodaca’s successor, Mr. Apodaca’s retirement will be effective as of the Start Date.

Item 8.01    Other Events.

Brian G. Iverson, 62, will join the Company as General Counsel, Senior Vice President Regulatory and Public Policy, and Corporate Secretary, effective as of the Start Date. Mr. Iverson will be responsible for driving business objectives while ensuring legal compliance. He will oversee the legal team as well as Regulatory, Public Policy and Supply Chain teams. Prior to joining the Company, Mr. Iverson held a variety of roles at Black Hills Corporation (“Black Hills Corp”), a publicly traded utility company, for 20 years, most recently as its Senior Vice President, General Counsel and Chief Compliance Officer since 2016. He served as Black Hills Corp’s Senior Vice President - Regulatory and Governmental Affairs and Assistant General Counsel from 2014 to 2016, Vice President and Treasurer from 2011 to 2014, Vice President - Electric Regulatory Services from 2008 to 2011 and as Corporate Counsel from 2004 to 2008. Mr. Iverson received a Bachelor of Science in Business Administration, Accounting degree, a Master of Business Administration and a Juris Doctor from the University of South Dakota.

In connection with his appointment, Mr. Iverson will receive an annual base salary of $450,000 and will be eligible for a target annual cash incentive award opportunity of 70% of his annual base salary and a target annual long-term incentive award opportunity of 135% of his annual base salary. In addition, Mr. Iverson will receive a one-time sign-on cash bonus of $30,000 and a one-time sign-on equity grant (the “Sign-on Equity Grant”) of restricted stock right awards with an aggregate grant date fair value of $400,000, to be granted on the Start Date, that, upon vesting, will settle in shares of common stock of the Company on a one-for-one basis. Fifty percent of the Sign-on Equity Grant will vest immediately on the grant date, and the remaining 50% of the Sign-on Equity Grant will vest on the first anniversary of the Start Date, subject to Mr. Iverson’s continued employment with the Company through such vesting date. In connection with Mr. Iverson’s relocation to the Albuquerque, New Mexico area and subject to his execution of a Relocation Agreement, he will receive a lump sum amount equal to two months of his annual base salary under the Company’s relocation benefit program. If Mr. Iverson resigns or his employment is terminated for any reason other than a termination by the Company without cause within one year of date of hire, he will be required to fully reimburse the Company for all relocation costs incurred by the Company. Mr. Iverson will also be eligible to participate in the Company’s benefit plans and programs on the same terms as other similarly situated senior vice presidents of the Company.

There are no arrangements or understandings between Mr. Iverson and any other person in connection with his appointment. There is no family relationship between Mr. Iverson and any director or executive officer of the Company, and Mr. Iverson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXNM ENERGY, INC.
(Registrant)

Date: August 12, 2024	/s/ Gerald R. Bischoff
Gerald R. Bischoff
Vice President and Corporate Controller
(Officer duly authorized to sign this report)